                            SURFNET MEDIA GROUP, INC.

                     SEPARATION AGREEMENT AND MUTUAL RELEASE

        This Separation Agreement and Mutual Release ("Agreement") is made by and between SURFNETMEDIA GROUP, INC., a Delaware corporation (the "Company"), and
Daryl Gullickson ("Mr. Gullickson" or "Employee").

        Mr. Gullickson has been an employee and officer, and is a founder and member of the Board of Directors of SurfNet Media Group, Inc., an Arizona
corporation (the "Merged Company"). The Merged Company merged into SurfNet Media
Group, Inc., an Arizona corporation and wholly owned subsidiary of the Company, on May 23, 2003. The Company and Mr. Gullickson (the "Parties") have mutually agreed to terminate their employment relationship, to release each other from any claims arising from or related to this relationship and to enter into this
Agreement.

        In consideration of the mutual promises made herein and other valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

        1. Resignation and Termination of Employment. The Parties agree and acknowledge that Mr. Gullickson resigned as Chief Executive Officer and
President of the Company and as an employee effective May 23, 2003 (sometimes the "Resignation Date or the "Termination Date").

        2. Employee Benefits.

        (a) The Parties agree and acknowledge that Mr. Gullickson continued to receive the Company's life, medical, dental and vision insurance benefits at
Company expense until May 31, 2003, which date is the "qualifying event" date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended
("COBRA"). After such date, Mr. Gullickson has the right to continue coverage, at his own expense, under these programs pursuant to COBRA, provided he properly elects such coverage. Except as otherwise set forth in this Section 2(a), Mr.
Gullickson shall not be entitled to participate in any of the Company's benefit plans or programs offered to employees or officers of the Company after the
Termination Date.

        (b) The Company shall reimburse Mr. Gullickson for all reasonable business expenses incurred by Mr. Gullickson up until the Termination Date in accordance with Company policy.

        3. Stock Matters.

        (a) Common Stock. The Parties acknowledge and agree that Mr. Gullickson purchased 678,00 shares (post-split) of the Merged Company on or about June 6,
1999, 500,000 shares (post-split) of the Merged Company on or about December 15,
2002, and 350,000 shares (post-split) of the Merged Company on or about April
16, 2003, for a total of 1,528,00 shares (post-split) (the "Common Shares").

        (b) General. Except for the Common Shares as set forth in this Section 3,
Mr. Gullickson acknowledges that he has no right, title or interest in or to any other shares of the Company's capital stock under any agreement or arrangement
(oral or written) with the Company or any other party.

        4. Severance Payment. The Company shall remit to Mr. Gullickson a severance payment in the amount of $10,000.00 not later than July 15, 2003. If the Company fails to make this payment, this Agreement shall be null and void and of no further force or effect and Mr. Gullickson shall have full legal recourse against the Company.

        5. Employee and Mutual Covenants.

        (a) Confidential Information. Mr. Gullickson hereby acknowledges that in his employment capacity, he has been privy to certain proprietary information
(including information pertaining to proprietary software applications, business operations, capital structure and financing sources and strategies) relating to the Company's business (collectively, the "Protected Information"), from which the Company derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In consideration for the benefits conferred under this Agreement, Mr. Gullickson hereby acknowledges and agrees as follows: (i) the Protected Information is confidential; (ii) the business and prospects of the Company could be damaged if Mr. Gullickson discloses any of the
Protected Information to third parties; (iii) Mr. Gullickson will keep the
Protected Information confidential and will not disclose, divulge or provide the
Protected Information to any person without the Company's prior written consent and/or use the Protected Information in a manner or for a purpose detrimental to the business of the Company; (iv) Mr. Gullickson's obligations of confidentiality with respect to Protected Information that constitute trade secrets under the Uniform Trade Secrets Act (or other similar applicable law)
shall run for as long as such information remains a trade secret.; and (v) Mr.
Gullickson's obligations of confidentiality with respect to Protected
Information that is not covered under the Uniform Trade Secrets Act (or other similar applicable law), shall run for three (3) years from the date hereof..
Mr. Gullickson agrees to execute any assignments to the Company or its nominee, of Mr. Gullickson's entire right, title and interest in and to any discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. Mr. Gullickson further agrees to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

        (b) Noncompetition. Mr. Gullickson hereby acknowledges that all records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that Mr. Gullickson has used, prepared or come into contact with during the course of Mr. Gullickson's employment shall remain the sole property of the
Company, and shall be turned over to the Company. Mr. Gullickson also agrees that through the end of the Noncompetition Period (as defined below), he will advise any prospective employer or client that meets any of the following criteria of the confidentiality restrictions set forth in this Agreement and state in writing to such prospective employer or client that his employment or provision of services will not violate these provisions, and will deliver a copy of such statement to the Company. Such a statement shall be required for any prospective employer or client that is (i) engaged in the internet new media business. Mr. Gullickson agrees that he will not, at any time during the
Noncompetition Period, without the prior written consent of the Company directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Company. During the Noncompetition

Period, Mr. Gullickson shall not, without the prior written consent of the Chief
Executive Officer of the Company, engage in or become associated with a
Competitive Activity. For purposes of this Section: (i) the "Noncompetition
Period" means the period from the date of this Agreement through May 31, 2005;
(ii) a "Competitive Activity" means any business or other endeavor, in any county of any state of the United States or a comparable jurisdiction in Canada or any other country; and (iii) Mr. Gullickson shall be considered to have become
"associated with a Competitive Activity" if Mr. Gullickson becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent, contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, Mr. Gullickson may make and retain investments in less than 0.5% of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market. Mr.
Gullickson agrees to execute any assignments to the Company or its nominee, of
Mr. Gullickson's entire right, title and interest in and to any discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. Mr. Gullickson further agrees to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company. Gullickson acknowledges and agrees that: (i) the purpose of the foregoing covenants, including without limitation the noncompetition covenant of Section, is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the
Confidential Information to which Mr. Gullickson has access, it would be impractical and excessively difficult to determine the actual damages of the
Company in the event Mr. Gullickson breached any of the covenants of this
Section; and (iii) remedies at law (such as monetary damages) for any breach of
Mr. Gullickson's obligations under this Section would be inadequate. Mr.
Gullickson therefore agrees and consents that if he commits any breach of a covenant under this Section or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section finally determined by a court of competent jurisdiction to be unenforceable, Mr. Gullickson and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

        (c) Confidentiality of Terms. The Parties agree, on their own behalf and on behalf of their representatives, to keep the terms and amount of this Agreement completely confidential and that they will not hereafter disclose any such information concerning this Agreement to anyone, unless required or permitted to do so by law. Mr. Gullickson may disclose the terms of this Agreement to his spouse and his accountants, tax advisors or preparers, each of whom shall be required to maintain the confidentiality of this Agreement. The Company may disclose the terms of this Agreement to certain of its employees who need to know, its board members, its accountants, lawyers, tax advisors or preparers, or other advisors who need to know, each of whom shall be required to maintain the confidentiality of this Agreement.

        (d) Nondisparagement. The Parties also agree that they will not, either directly or indirectly, hereafter make any defamatory, negative or denigrating comments of any type or nature whatsoever about each other (or the other Party's employees, officers, agents, consultants, affiliates, investors or business partners) to anyone.

        6. Release of Claims. In consideration for the obligations of both parties set forth in this Agreement and for other valuable consideration, Mr. Gullickson and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators, parent and subsidiary corporations, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective
Date of this Agreement including, without limitation:

        (a) any and all claims relating to or arising from Mr. Gullickson's employment relationship with the Company and the termination of that relationship;

        (b) any and all claims relating to, or arising from, Mr. Gullickson's right to purchase, or actual purchase of shares of stock of the Company;

        (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage;
negligence; and defamation;

        (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1964, as amended, the California Fair Employment and
Housing Act, as amended, the federal and state family leave acts, the Age
Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection
Act, the Americans with Disabilities Act of 1990, and the Civil Rights Act of
1991);

        (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

        (f) any and all claims for attorneys' fees and costs.

        The Company and Mr. Gullickson agree that the release set forth in this
Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement.

        7. Other Claims. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement.

        8. Breach of Agreement. The Parties agree and acknowledge that upon breach by either Party of this Agreement, the other Party would sustain irreparable harm, and, therefore, they agree that in addition to any other remedies that they may have under this Agreement or otherwise, each Party shall be entitled to obtain equitable relief, including specific performance and injunctive relief, restraining the other Party from committing or continuing any such breach or directing such Party to perform its obligations pursuant to this Agreement.

        9. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Mr.
Gullickson represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

        10. No Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

        11. Severability. In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        12. Arbitration. The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within thirty (30) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Phoenix,
Arizona before an arbitrator to be mutually agreed upon. If the Parties cannot agree, they shall submit the matter to the presiding judge of Superior Court of
Arizona, County of Maricopa, who shall select an arbitrator based on input from the Parties. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing Party in any such proceeding shall be awarded reasonable attorneys' fees and costs. This Section 12 shall not apply to the
Confidentiality Agreement. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

        13. Entire Agreement. This Agreement, the exhibits hereto and the other agreements referenced in this Agreement (as such other agreements are amended by this Agreement), represent the entire agreement and understanding between the
Company and Mr. Gullickson concerning Mr. Gullickson's separation from the
Company, and supersede and replace any and all prior agreements and understandings concerning Mr. Gullickson's employment relationship with the
Company, termination of that relationship, his compensation by the Company and his ownership and interests in any capital stock of the Company.

        15. No Oral Modification. This Agreement may only be amended in writing signed by Mr. Gullickson and the Company.

        16. Governing Law. This Agreement shall be governed by the laws of the
State of Arizona, without regard to its conflicts of law provisions.

        17. Effective Date. This Agreement is effective upon execution by both
Parties (the "Effective Date").

        18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        19. Assignment. This Agreement may not be assigned by Mr. Gullickson or the
Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company, including a successor to the Company, without the consent of Mr. Gullickson.

        20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

        (a) they have read this Agreement;

        (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counse.

        (c) they understand the terms and consequences of this Agreement and of the releases it contains; and

        (d) they are fully aware of the legal and binding effect of this Agreement.

        The Parties have executed this Separation Agreement and Mutual Release on the respective dates set forth below.

                                             SURFNETMEDIA GROUP, INC.

                                             By: /s/ Robert D. Arkin
Dated as of May 23, 2003                     Name: Robert D. Arkin
                                             Title: Chief Executive Officer

                                             Daryl Gullickson, an individual

                                             /s/ Daryl Gullickson
Dated as of May 23, 2003                     Daryl Gullickson